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                                                                    Exhibit 1

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of June 10, 1996, between CUS Acquisition, Inc., a Delaware corporation ("Buyer"), and Customedix Corporation, a Delaware corporation (the "Company").

         WHEREAS, the Boards of Directors of Buyer and the Company deem it advisable and in the best interests of their respective shareholders that Buyer shall merge into the Company (the "Merger") in accordance with the Delaware General Corporation Law, such law being referred to herein as the "Corporation Law," upon the terms and subject to the conditions set forth herein, and the Buyer and the Company have directed that the principal terms of the Merger be submitted to their respective stockholders for approval;

         NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

         1.1. The Merger. At the Effective Time (as hereinafter defined), Buyer shall be merged with and into the Company in accordance with the provisions of this Agreement and the Corporation Law and the separate existence of Buyer shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the Delaware General Corporation Law.

         1.2. Effective Time of the Merger. As soon as practicable after satisfaction or waiver of the conditions set forth in Article VI, the Company and Buyer (collectively, the "Constituent Corporations") will cause the Merger to be consummated by the filing with the Secretary of State of Delaware of a Certificate of Merger in such form or forms as may be required by the Corporation Law (the time of such filing with the Secretary of State of Delaware being the "Effective Time").

         1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware General Corporation Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of each of the Constituent Corporations so merged shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation.
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         1.4. Conversion of Shares. At the Effective Time, and without any action on the part of Buyer, the Company or the holder of any of the following securities:

                  1.4.1. Each share of Common Stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.8) and shares to be canceled pursuant to
         Section 1.4.2) (collectively, the "Shares") shall automatically be converted into the right to receive $2.375 of cash (the "Merger Consideration").

                  1.4.2. Each share of Common Stock held in the treasury of the Company and each Share owned by Buyer immediately prior to the Effective Time shall automatically be canceled and extinguished, and no payment or other consideration shall be made in respect thereof.

                  1.4.3. Each share of Common Stock, par value $.01 per share, of Buyer issued and outstanding immediately prior to the Effective Time shall thereafter be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

         1.5. Surrender of Shares. From time to time following the Effective Time, Buyer shall deposit or cause to be deposited in trust with a disbursing agent to be designated by the Company (the "Disbursing Agent"), as agent for the holders of Shares, the cash to which holders of Shares who have surrendered their Shares to the Disbursing Agent shall be entitled pursuant to Section
1.4.1. Each holder of a certificate or certificates representing Shares converted upon the Merger pursuant to Section 1.4.1 may, following the Merger, surrender each such certificate to the Disbursing Agent, as agent for such holder, to effect the surrender of such certificate on such holder's behalf. The Surviving Corporation shall, promptly after the Effective Time, distribute to such holders appropriate materials to facilitate such surrender. Each such holder shall be entitled, promptly upon surrender of one or more certificates representing such converted Shares and of such properly completed transmittal materials as the Surviving Corporation shall require, to receive in exchange therefor a check for the amount of cash to which such holder is entitled pursuant to Section 1.4.1 in respect of the converted Shares represented by such certificate or certificates. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration for each Share represented thereby and until such surrender and exchange no Merger Consideration shall be delivered to the holder of such certificate in respect

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thereof. If payment of any Merger Consideration is to be made to a person other than the person in whose name a surrendered certificate is registered, it shall be a condition to such payment that the surrendered certificate shall be endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment to a person other than the registered holder of the surrendered certificate or shall have established to the satisfaction of the Surviving Corporation or the Disbursing Agent that such tax either has been paid or is not payable. If any Merger Consideration deposited with the Disbursing Agent for purposes of payment in exchange for Shares remains unclaimed following the expiration of six months after the Effective Time, such Merger Consideration shall be delivered to the Surviving Corporation by the Disbursing Agent, and thereafter the Disbursing Agent shall not be liable to any person claiming any Merger Consideration and the surrender and exchange shall be effected directly with the Surviving Corporation (subject to applicable abandoned property laws). No interest for the benefit of any such holder shall accrue or be payable with respect to any Merger Consideration. The Surviving Corporation or the Disbursing Agent shall be authorized to deliver Merger Consideration attributable to any certificate for Shares which has been lost or destroyed upon receipt of satisfactory evidence of ownership of the Shares represented thereby and of appropriate indemnification. From and after the Effective Time, the holders of certificates evidencing Shares outstanding immediately prior to the Merger shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law.

         1.6. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company.

         1.7. Appraisal Rights. If, but only if, the holders of any Shares issued and outstanding immediately prior to the Effective Time shall, in accordance with the applicable provisions of the Corporation Law, become entitled to receive payment for the fair value of such Shares (the "Dissenting Shares"), such payment shall be made by the Surviving Corporation; provided, however, that if any holder of Dissenting Shares shall have forfeited his right or is otherwise no longer entitled to receive payment of the fair value of his Shares under the Corporation Law, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for the Merger Consideration.

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                                   ARTICLE II

                      CERTIFICATE OF INCORPORATION; BY-LAWS

         2.1. Certificate of Incorporation. Unless otherwise determined by Buyer prior to the Effective Time, at the Effective Time the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, except that Article Fourth, Paragraph (A) of the certificate of incorporation shall be amended to read in its entirety as follows: "The total number of shares of Common Stock which the Corporation shall have authority to issue is Three Thousand (3,000) shares with a par value of $.01 per share."

         2.2. By-Laws. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws.

         2.3. Directors and Officers. The directors of Buyer immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Buyer as follows:

         3.1. Authorization. The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the necessary stockholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and no other corporate proceeding on the part of the Company is necessary for the execution and delivery of this Agreement by the Company and, subject to obtaining the necessary stockholder approval of the Merger, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions

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contemplated hereby. This Agreement has been duly executed and delivered by the
Company and (assuming the due authorization, execution and delivery by Buyer) is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms subject to the approval of the Merger by the stockholders of the Company.

         3.2. Board Recommendation. The Special Committee of the Board of Directors of the Company constituted for the purpose of considering the Merger (the "Special Committee") and the entire Board of Directors of the Company have, by resolutions duly adopted by a vote at separate meetings of such Special Committee and of such Board, approved and adopted this Agreement and the transactions contemplated hereby and recommended that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby and determined that the Merger is in the best interests of the stockholders of the Company.

         3.3. Required Filings and Consents. Except for applicable requirements, if any, of the Securities Act of 1933, the Securities Exchange Act of 1934 (the "Exchange Act") and the securities laws of the various states, and filing and recordation of appropriate merger documents as required by the Corporation Law, it is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby.

         3.4. Disclosure. The proxy statement relating to the Special Meeting of Stockholders called to approve the Merger (the "Proxy Statement"), as corrected pursuant to Section 5.2, or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the Company Stockholders' Meeting which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information that has been supplied by the Buyer or the Buyer's accountants, counsel, financial advisors or other authorized representatives for use in any of the foregoing documents.

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                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Company as follows:

         4.1. Organization. It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by it, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by its Board of Directors and no other corporate proceeding on the part of the Buyer is necessary for the execution and delivery of this Agreement by the Buyer and, subject to obtaining the necessary stockholder approval of the Merger, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and (assuming the due authorization, execution and delivery hereof by the Company) is a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms subject to the approval of the Merger by the stockholders of the Buyer.

         4.2. No Violation. It is not subject to or obligated under its certificate of incorporation or by-laws, or any law, or rule or regulation of any governmental authority, or any material contract to which it is a party or by which it is bound, that would be breached or violated by the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

         4.3. Required Filings and Consents. Except for applicable requirements, if any, of the Securities Act of 1933, the Securities Exchange Act of 1934 (the "Exchange Act") and the securities laws of the various states, and filing and recordation of appropriate merger documents as required by the Corporation Law, it is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby.

         4.4. Disclosure. None of the information supplied by Buyer for inclusion in the proxy statement relating to the Special Meeting of Stockholders called to approve the Merger (the "Proxy Statement"), as corrected pursuant to
Section 5.2, or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any statement which, at such time and in light of the

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circumstances under which it will be made, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the Company Stockholders' Meeting which has become false or misleading. Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to any information that has been supplied by the Company or the Company's accountants, counsel, financial advisors or other authorized representatives or by any party other than Buyer for use in any of the foregoing documents.


                                    ARTICLE V

                                    COVENANTS

         5.1. Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Buyer shall otherwise agree in writing or as otherwise contemplated by this Agreement:

                  5.1.1. The business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and in a manner consistent with past practice.

                  5.1.2. The Company shall not, and shall ensure that each subsidiary shall not, (a) sell or pledge or agree to sell or pledge any capital stock of any Company subsidiary; (b) amend its certificate of incorporation or by-laws; (c) split, combine or reclassify the outstanding shares of its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any other distributions with respect to its capital stock, except for dividends declared and paid by any wholly-owned subsidiary in the ordinary course of business and in a manner consistent with past practices; (d) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of capital stock; (e) form any new subsidiary or, except in the ordinary course of business and consistent with past practice, transfer any assets or liabilities to any Company subsidiary; or (f) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  5.1.3. The Company shall not, and shall ensure that each Company subsidiary shall not, (a) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class other than, in the case of the Company, shares issuable upon exercise of options existing on the date hereof;
         (b) acquire

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         any material assets other than in the ordinary course of business; (c)
         dispose of any material assets other than in the ordinary course of business or encumber any of its material assets; (d) incur any indebtedness for borrowed money or enter into any other material transaction other than in the ordinary course of business; (e) amend any of its material contracts except in the ordinary course of business; (f) make any payments to any employee of the Company or any Company subsidiary except in the ordinary course of business, and in amounts and in a manner consistent with past practice, or grant or establish any new programs or arrangements, or any new employee benefit plan or employment, severance or consulting agreement (except as agreed to in writing by Buyer), amend any existing employee benefit plan, program or arrangement or any existing employment, severance or consulting agreement or grant any increases in compensation or benefits (other than actions taken in the ordinary course of business and consistent with past practice or as otherwise provided in this Agreement); (g) settle or compromise any litigation involving the payment of, or an agreement to pay over time, an amount, in cash, notes or other property, in excess of $25,000 singly or $100,000 in the aggregate, unless a liability equal to or in excess of the amount of any settlement or compromise has been reserved for such litigation in the interim financial statements of the Company most recently filed with the Securities and Exchange Commission (the "SEC"), other than the litigation described in paragraph 6.1.2(b) hereof; or (h) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                  5.1.4. The Company shall use its best efforts to preserve intact the business organization of the Company and the Company subsidiaries, to keep available the services of its and their current officers and key employees, and to preserve the goodwill of those having business relationships with the Company and the Company subsidiaries.

         5.2. Proxy Statement. The Company shall promptly file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to its stockholders, the Proxy Statement. Buyer and the Company each agree promptly to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect. The Proxy Statement shall contain the recommendation of the Special Committee and of the Board of Directors of the Company in favor of the Merger and the Special Committee and the Board of Directors shall recommend that the stockholders of the Company vote for and adopt the Merger and this Agreement.


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         5.3. Stockholders' Meetings. The Company shall promptly take all actions as are required under the Corporation Law and its certificate of incorporation and by-laws to convene a meeting of its stockholders. The Company shall use its best efforts (i) to solicit from its stockholders proxies in favor of the transactions contemplated hereby and (ii) to take all other actions necessary or, in the reasonable judgment of Buyer, advisable to secure the vote or consent of stockholders required by the Corporation Law to effect the Merger.

         5.4. Actions To Be Taken. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use its best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including without limitation filings under the Exchange Act.

         5.5. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

         5.6. No Solicitation. Subject to applicable law, neither the Company nor any of the Company subsidiaries, nor any of its or their directors, officers, employees, representatives or agents, shall, directly or indirectly, encourage, solicit or initiate any inquiry or proposal, from any corporation, partnership, agent, financial adviser, person, or other entity or group (other than Buyer or an affiliate or an associate of Buyer or an officer, employee or other authorized representative of Buyer or such affiliate or associate) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transactions involving the Company or any Company subsidiary or division of the Company other than the transactions contemplated by this Agreement.

         5.7. Notification of Certain Matters. The Company and Buyer each agrees to give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any communication which it receives from any governmental agency, dissenting stockholder or other third party relating to the Merger or any action or transaction relating thereto, or (iii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied

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with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.


                                   ARTICLE VI

                              CONDITIONS OF MERGER

         6.1. General Conditions. The obligation of each party hereto to effect the Merger shall be subject to fulfillment at or prior to the Effective Time of the following conditions:

                  6.1.1. The Company's stockholders shall have duly approved and adopted the Merger and this Agreement in accordance with the Delaware General Corporation Law.

                  6.1.2. (a) No injunction, restraining order or other order issued by a court of competent jurisdiction or governmental authority that prohibits the consummation of the Merger shall be in effect, and, except as provided in paragraph 6.1.2(b), no action or proceeding shall be pending or overtly threatened which seeks or would seek to prohibit, restrain or invalidate consummation of the Merger, or which challenges in any respect the legality or validity of the Merger, or which seeks to recover damages from the Company, the Buyer or any of their respective officers, directors, stockholders or any other person in connection with this Agreement or the transactions contemplated hereby.

                         (b) The Delaware Court of Chancery (the "Court") shall have approved the settlement of four putative class action lawsuits pending against the Company and its directors on the date hereof, which have been consolidated under the caption In re Customedix Corporation Shareholders Litigation, Cons. C.A. No. 14812, on substantially the terms set forth in the Memorandum of Understanding, dated June 3, 1996 (the "Memorandum of Understanding"), executed by counsel for the plaintiffs and counsel for Dr. Gordon Cohen.

                  6.1.3. There shall not have been taken any action, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency that would render the consummation of the Merger illegal.

                  6.1.4. There shall have been obtained any and all permits, approvals and consents of any governmental body or agency which counsel for Buyer or the Company may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with all applicable laws.

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         6.2. Conditions to Obligations of Buyer to Effect the Merger. The
obligations of Buyer to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions (in addition to those specified in Section 6.1):

                  6.2.1. All the terms, agreements and conditions of this Agreement to be complied with or performed or fulfilled by the Company at or prior to the Effective Time shall have been complied with, performed and fulfilled in all material respects.

                  6.2.2. The representations and warranties of the Company contained herein shall have been true and correct in all material respects at the date of this Agreement and shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time.

                  6.2.3. The Company shall have furnished a certificate of its President or Chief Financial Officer to evidence compliance with the conditions set forth in Sections 6.2.1 and 6.2.2.

                  6.2.4. The number of shares of the Company Common Stock as to which dissenting rights have been exercised by the holders thereof shall not exceed 5% of the total number of shares of the Company Common Stock outstanding on the Effective Time. Prior to the Effective Time, the Company shall deliver to Buyer a list certified by its Secretary of all stockholders who have exercised such dissenters' rights and the number of shares of the Company Common Stock owned by each such stockholder in respect of which such dissenters' rights have been exercised. The Company will not, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any demands by the Company stockholders exercising dissenters' rights for payment of the fair value of their shares of the Company Common Stock. The Company shall afford to Buyer the opportunity to participate in all discussions and negotiations with stockholders exercising dissenters' rights.

                  6.2.5. The commitment heretofore provided to Buyer for financing to be used to pay the Merger Consideration, a copy of which has heretofore been provided to the Company, as it may be amended or modified from time to time with the consent of the Buyer, shall remain in full force and effect as of the Effective Time.

         6.3. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time

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of the following conditions (in addition to those specified in Section 6.1):

                  6.3.1. All the terms, agreements and conditions of this Agreement to be complied with or performed or fulfilled by Buyer at or prior to the Effective Time shall have been complied with, performed and fulfilled in all material respects.

                  6.3.2. The representations and warranties of Buyer contained herein shall have been true and correct in all material respects at the date of this Agreement and shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time.

                  6.3.3. The Buyer shall have furnished a certificate of its President to evidence compliance with the conditions set forth in Sections 6.3.1 and 6.3.2.

                  6.3.4. The Buyer's stockholders shall have duly approved and adopted the Merger and this Agreement in accordance with the Delaware General Corporation Law.

                  6.3.5. The Company shall have received the consent of all third parties, including without limitation the Company's lenders, whose consent may be required under any agreement or instrument binding the Company or its properties.

                  6.3.6. The Company shall have received an opinion of counsel for the Buyer to the effect that (i) the Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) this Agreement has been duly authorized, executed and delivered by the Buyer and constitutes the Buyer's valid and binding obligation, enforceable against Buyer in accordance with its terms, and
         (iii) the execution and delivery of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, do not (x) violate any provision of the certificate of incorporation or by-laws of Buyer, (y) violate any statute, rule, regulation, judgment, order or decree binding upon the Buyer or any of its assets, or (z) result in a violation or breach of, or constitute (with or without notice and/or the passage of time) a default under, any license, franchise, agreement or instrument to which the Buyer or any of its properties is bound.

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                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the
Company:

         (a) By mutual consent of the Boards of Directors of Buyer and the Company;

         (b) By either Buyer or the Company

                      (i) if the Effective Time shall not have occurred by
             December 31, 1996, but only if the party terminating has not caused the delay through action or inaction and is not in material breach of any its obligations hereunder; or

                      (ii) if a court of competent jurisdiction or
             governmental, regulatory or administrative agency or commission shall have issued a final, non-appealable order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

         (c) By Buyer, if the Company shall have breached or failed to comply in any material respect with any of its obligations under the Agreement, or any representation or warranty of the Company shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect.

         (d) By the Company, if Buyer shall have breached or failed to comply in any material respect with any of its obligations under the Agreement or any representation or warranty of the Buyer shall have been incorrect in any material respect when made or shall have ceased to be true and correct in any material respect.

         Upon the termination of this Agreement pursuant to this Section, this Agreement shall forthwith become null and void, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

         7.2. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time, by action taken by Buyer and by the Special Committee and the Board of Directors of the Company, whether before or after approval of the Merger by the stockholders of the Company, but after such approval no

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amendment shall be made that modifies the consideration to be given to the holders of the Common Stock of the Company or in any other way materially adversely affects the rights of such stockholders (other than a termination of this Agreement pursuant to its terms). This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         7.3. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed by such party.


                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1. Nonsurvival of Representations, Warranties and Agreements. No representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than the provisions of Section 8.4 hereof, shall survive the Effective Time.

         8.2. Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of the Company, or at such other place as shall be agreed upon by the parties hereto, as promptly as practicable after approval of the Merger by the stockholders of the Company.

         8.3. Expenses. Each of the parties hereto shall bear its own costs and expenses in connection with entering into this Agreement; provided, however, that the Company shall bear all expenses related to the preparation, printing, filing and mailing of the Proxy Statement, the conduct of the Company Stockholders' Meeting and the solicitation of proxies in connection therewith. In the event that the Merger is not consummated as a result of the nonsatisfaction of any condition to the obligations of the Buyer (other than the nonsatisfaction of the condition contained in Section 6.2.5 which results from any action taken or omitted to be taken by the Buyer or Dr. Gordon Cohen), and the Buyer has substantially performed its obligations under this Agreement required to be performed up to the time of termination of this Agreement or abandonment of the Merger, then the Company will reimburse the Buyer, or pay directly for the benefit of the Buyer, all documented out-of-pocket expenses of the Buyer relating to this Agreement, the transactions contemplated hereby and any activities related thereto.

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
         8.4. Indemnification. (a) Buyer and the Surviving Corporation agree that (i) all rights to indemnification or reimbursement of expenses now existing in favor of persons who were directors of the Company at any time on or prior to the Effective Date or were officers of the Company immediately prior to the Effective Date, as provided in the certificate of incorporation or by-laws of the Company in effect on the date hereof, will continue in full force and effect, and be honored by Buyer and the Surviving Corporation and (ii) Buyer and the Surviving Corporation shall neither cause to be amended nor permit any change in or amendment of any provision of the Company's certificate of incorporation or by-laws relating to the right to indemnification or reimbursement of expenses in a manner that would have the effect of restricting or limiting such rights.

              (b) The covenants and agreements in this Section 8.4 shall survive the Merger and the Effective Date, shall continue without time limit, and are intended to benefit each of the parties entitled to indemnification pursuant to paragraph 8.4(a).

         8.5. Notices. Any notices or other communications required or permitted hereunder or otherwise in connection herewith shall be in writing, shall be addressed as provided below and shall be deemed to have been duly given and received (i) if delivered in person, (ii) if sent by overnight delivery service,
(iii) if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, or (iv) if sent by confirmed facsimile transmission.

         The addresses of the parties are as follows:

         if to the Company to:

                  53 N. Plains Industrial Road
                  Wallingford, Connecticut 06492
                  Attention: President

                  with a copy to:

                  Brody & Ober
                  P.O. Box 572
                  135 Rennell Drive
                  Southport, Connecticut 06490
                  Attention: James M. Thorburn

         if to Buyer to:

                  53 N. Plains Industrial Road
                  Wallingford, Connecticut 06492
                  Attention: President
                  with a copy to:

                  Levett, Rockwood & Sanders
                    Professional Corporation
                  33 Riverside Avenue
                  Westport, Connecticut 06880
                  Attention: John Sanders

or to such other address as either party shall advise the other party in a writing given in accordance with this Section.

         8.6. Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         8.7. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of law.

         8.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.9. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                                CUS ACQUISITION, INC.




                                                By  s/ Gordon S. Cohen
                                                   -----------------------------
                                                   Its  President


                                                CUSTOMEDIX CORPORATION



                                                By  s/ Martin L. Schulman
                                                   -----------------------------
                                                   Its  President

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